EXHIBIT 99.1
Primerica's Board of Directors Elects Cynthia N. Day as a Board Member
Duluth, GA, January 27, 2014 - Primerica, Inc. (NYSE:PRI) today announced the election of Cynthia N. Day to the Company’s Board of Directors. Ms. Day, age 48, has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities at Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day currently serves on the board of directors of Aaron’s, Inc., Citizens Bancshares Corporation and Citizens Trust Bank. Ms. Day also serves as a member of the Board of Directors of the National Banker’s Association, and the Atlanta Business League. She is a member of the Georgia Society of CPAs, and a member of the Rotary Club of Atlanta. Ms. Day graduated with a B.S. degree from the University of Alabama.
“We are thrilled to have Cynthia join our Board,” said D. Richard Williams, Chairman of the Board and Co-CEO of Primerica. “As a result of her many years with Citizens Bancshares, she understands the needs of middle income households and the financial challenges faced by these families. Primerica is focused on helping these households succeed and Cynthia’s experience and expertise will be invaluable to us as we fulfill that mission.” Ms. Day said, “I am delighted to join the board of Primerica, Inc.  This is a wonderful company and I look forward to helping Primerica positively impact the financial futures of middle income families across North America.”
About Primerica, Inc.
Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4.3 million lives and maintained approximately 1.9 million investment accounts on behalf of our clients at December 31, 2012. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.
Contact:
Kathryn Kieser: (470) 564-7757
Kathryn.Kieser@primerica.com